UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): January 25, 2024

INTELLIGENT BIO SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-39825	82-1512711
(State of Incorporation)	(Commission File Number)	(IRS employer identification no.)

142 West, 57th Street, 11th Floor

New York, NY 10019

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (646) 828-8258

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.01 par value	INBS	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.03 Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

At the Annual Meeting the stockholders of Intelligent Bio Solutions Inc. (the “Company”) held on December 13, 2023, the stockholders of the Company approved an amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Amendment”) to effect the reverse stock split at a ratio of not less than 1-for-2 and not more than 1-for-12 at any time within 12 months following the date of stockholder approval, with the exact ratio to be set within this range by the Company’s Board of Directors (the “Board”) at its sole discretion without further approval or authorization of our stockholders.

Pursuant to such authority granted by the Company’s stockholders, the Board approved a one-for-twelve (1-for-12) reverse stock split (the “Reverse Stock Split”) of the Company’s common stock and the filing of the Amendment to effectuate the Reverse Stock Split. On January 26, 2024, the Amendment was filed with the Secretary of State of the State of Delaware and the Reverse Stock Split became effective in accordance with the terms of the Amendment at 5:00 p.m. Eastern Time on January 26, 2024 (the “Effective Time”). The Amendment provides that, at the Effective Time, every twelve (12) shares of the Company’s issued and outstanding common stock will automatically be combined into one (1) issued and outstanding share of common stock, without any change in par value per share, which will remain $0.01.

As a result of the Reverse Stock Split, the number of shares of common stock outstanding was reduced from approximately 17,930,673 shares as of January 25, 2024, to approximately 1,494,223 shares immediately following the Reverse Stock Split, and the number of authorized shares of common stock will remain at 100 million shares.

As a result of the Reverse Stock Split, proportionate adjustments were made to the per share exercise price and the number of shares issuable upon the exercise or vesting of outstanding stock options, restricted stock unit awards and warrants. In addition, the number of shares reserved for issuance under the Company’s 2019 Plan was reduced proportionately. Our Series E Warrants provide for a one-time reset of the exercise price to a price equal to the lesser of (i) the then exercise price and (ii) 90% of the five-day volume weighted average price for the five trading days immediately following the date the Company effects a reverse stock split. This one-time reset feature is more fully described in our Series E Warrants.

No fractional shares will be issued as a result of the Reverse Stock Split. Stockholders of record who would otherwise be entitled to receive a fractional share will be entitled to the rounding up of the fractional share to the nearest whole number. The Reverse Stock Split was effective at the Effective Time (5:00 p.m. ET on January 26, 2024), and the Company’s common stock is expected to begin trading on a Reverse Stock Split-adjusted basis on The Nasdaq Capital Market at the open of the markets on January 29, 2024. The trading symbol for the common stock will remain “INBS.” The Company’s post-Reverse Stock Split common stock has a new CUSIP number (CUSIP No. 36151G600), but the par value and other terms of the common stock are not affected by the Reverse Stock Split.

The summary of the of Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of the Amendment, a copy of which is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 8.01. Other Events.

On January 25, 2024, the Company issued a press release to announce that it will effect 1-for-12 reverse stock split of its common stock that will become effective at 5:00 pm (Eastern Time) on January 26, 2024. A copy of the press release is attached to this report as Exhibit 99.1 and is incorporated by reference herein.

The table below sets forth the impact of the Reverse Stock Split on the Company’s net loss per common share - basic and diluted; weighted average common shares outstanding - basic and diluted; and shares issued and outstanding, for the years ended June 30, 2023, and June 30, 2022; the three months ended September 30, 2023 and September 30, 2022:

	PRE-SPLIT		POST-SPLIT
	12 Months Ended		12 Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022

Net Loss	$(10,631,720)	(8,306,051)	$(10,631,720)	(8,306,051)

Shares Outstanding
Basic	1,004,593	733,263	83,717	61,106
Diluted	1,004,593	733,263	83,717	61,106

Loss Per Share
Basic	$(10.58)	(11.33)	$(127.00)	(135.93)
Diluted	$(10.58)	(11.33)	$(127.00)	(135.93)

	PRE-SPLIT		POST-SPLIT
	3 Months Ended		3 Months Ended
	Sep 30, 2023	Sep 30, 2022	Sep 30, 2023	Sep 30, 2022

Net Loss	(2,425,204)	(1,208,293)	$(2,425,204)	(1,208,293)

Shares Outstanding
Basic	2,330,399	744,495	194,200	62,042
Diluted	2,330,399	744,495	194,200	62,042

Loss Per Share
Basic	$(1.04)	(1.62)	$(12.49)	(19.48)
Diluted	$(1.04)	(1.62)	$(12.49)	(19.48)

Item 9.01. Financial Statements and Exhibits.

No.	Description
3.1	Certificate of Amendment to Amended and Restated Certificate of Incorporation
99.1	Press Release, dated January 25, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 26, 2024
INTELLIGENT BIO SOLUTIONS INC.

	By:	/s/ Spiro Sakiris
	Name:	Spiro Sakiris
	Title:	Chief Financial Officer